Exhibit 10.1

GI DYNAMICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Compensation Committee of the Board of Directors of GI Dynamics, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of August 1, 2011 (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Initial Stock Option Grants for Existing Directors

Upon the adoption by the Board of Directors of the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plan”), each Outside Director shall be granted a non-qualified stock option (the “Existing Director Initial Option Grant”) to purchase 130,000 shares of the Company’s common stock under the Stock Plan. Each such option shall vest over five years from the date of the grant in (i) one installment of 20% of the shares on the first anniversary of the date of the grant and (ii) forty-eight substantially equal monthly installments thereafter, each subject to the Outside Director’s continued service on the Board of Directors.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each Outside Director whose service on the Board of Directors commences following the date of adoption of the Stock Plan and prior to the annual meeting of stockholders in 2012 shall, subject to shareholder approval being obtained under the ASX Listing Rules, be granted a non-qualified stock option to purchase 130,000 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors. Each such option shall vest over five years from the date of the grant in (i) one installment of 20% of the shares on the first anniversary of the date of the grant and (ii) forty-eight substantially equal monthly installments thereafter, each subject to the Outside Director’s continued service on the Board of Directors.

Each Outside Director whose service on the Board of Directors commences at or following the annual meeting of stockholders in 2012 and prior to the annual meeting of stockholders in 2013 shall, subject to shareholder approval being obtained under the ASX Listing Rules, be granted a non-qualified stock option to purchase 105,000 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors. Each such option shall vest over four years from the date of the grant in (i) one installment of 25% of the shares on the first anniversary of the date of the grant and (ii) thirty-six substantially equal monthly installments thereafter, each subject to the Outside Director’s continued service on the Board of Directors.

Each Outside Director whose service on the Board of Directors commences at or following the annual meeting of stockholders in 2013 shall, subject to shareholder approval being obtained under the ASX Listing Rules, be granted a non-qualified stock option to purchase 80,000 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors. Each such option shall vest over three years from the date of the grant in (i) one installment of 33% of the shares on the first anniversary of the date of the grant and (ii) twenty-four substantially equal monthly installments thereafter, each subject to the Outside Director’s continued service on the Board of Directors.

Annual Equity Incentive Grants

Commencing in 2014, each Outside Director shall, subject to any required shareholder approval being obtained under the ASX Listing Rules, be granted (i) a non-qualified stock option (the “Annual Option Grant”) to purchase 10,000 shares of the Company’s common stock under the Stock Plan, and (ii) a restricted stock unit (the “Annual RSU Grant”) with respect to 10,000 shares of the Company’s common stock under the Stock Plan, each year on or about the annual meeting of the Board of Directors following the Company’s annual meeting of stockholders. Each Annual Option Grant and Annual RSU Grant shall vest over three years from the date of the grant in thirty-six substantially equal monthly installments, each subject to the Outside Director’s continued service on the Board of Directors.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) have an exercise price equal to the fair market value of the Company’s common stock as determined pursuant to the Stock Plan on the date of grant (which for the Existing Director Initial Option Grants shall be equal to the price per common equivalent share at which Chess Depositary Interests (“CDIs”) are offered to the public in the contemplated initial public offering of the Company’s CDIs unless otherwise determined by the Compensation Committee prior to the consummation of such offering); and (iii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine prior to the grant of the option. Such options shall become exercisable in full immediately prior to a change of control of the Company. A change of control shall be defined as: (i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (other than a person or group which is one of our shareholders as of June 16, 2011) is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of our capital stock entitling such person or group to control 50% or more of the total voting power of our capital stock entitled to vote generally in the election of directors, where any voting capital stock of which such person or group is the beneficial owner that are not then outstanding are deemed outstanding for purposes of calculating such percentage; except in connection with our issuance of capital stock in a bona-fide financing transaction the proceeds of which are to be utilized by us for general corporate purposes or (ii) any sale or transfer of all or substantially all of our assets to another person.

Cash Fees

Annual Cash Payments

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable. For clarity, an Outside Director is paid for each role that such Outside Director is appointed to although a Chair of a Committee cannot also me considered as a member for compensation purposes.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Member
Board of Directors	$75,000	$50,000
Audit Committee	$15,000	$3,000
Compensation Committee	$10,000	$2,000
Nominating and Governance Committee	$5,000	$1,000

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter commencing as of the Effective Date.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated beginning on the date he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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